Exhibit 6.21

                                    AGREEMENT

      THIS AGREEMENT made and entered into as of the 16TH day of OCTOBER, 2000, by and between BIOFIELD CORP., having an address at 1025 Nine North Drive, Unit M, Alpharetta, Georgia 30201 (hereinafter called "Licensor") and CARDIO DYNAMICS INTERNATIONAL CORPORATION, having an address at 6175 Nancy Ridge Drive, Suite 300, San Diego, California. 92121 (hereinafter called "Licensee").

                                    RECITALS

      Licensor has made certain inventions, modifications and improvements relating to an electrode interconnect for a biopotential sensing electrode to interconnect a plurality of electrodes to a multilead cable, including the inventions set forth in United States Patent Nos. 5,895,298 and 5,600,177 and corresponding foreign patent applications, and has developed and refined certain proprietary technical information relating thereto.

      Licensee desires to obtain from Licensor a non-exclusive license to use the foregoing.

      In consideration of the mutual promises and conditions set forth herein, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1 "Licensed Product" shall mean electrode interconnects within an multilead cable with electrode connectors, manufactured by or for Licensee or imported by Licensee, which incorporate in any way, in part and/or in whole, the Licensed Inventions and/or Technical Information.

      1.2 "Licensed Inventions" shall mean the inventions set forth in United States Patent Nos. 5,895,298 and 5,600,177 and corresponding foreign patent applications, and any corresponding divisionals, continuations, continuations-in-part, reissues, renewals and extensions thereof and additions thereto.

      1.3 "Licensor's Tooling" shall mean those molds and tooling belonging to Licensor which are located at, and are being held for Licensor by, Pacific Plastics, 2840 Research Park Drive, Soquel, California.

      1.4 "Technical Information" shall mean advice and data, both oral and written, as to processes, formulae, designs and operation, including operating techniques, product specifications, plans, drawings and sketches, know-how, trade secrets and proprietary data, both patentable and unpatentable, prototypes, models and other materials or information relating to the multilead cables (each containing unique interconnects) which mate to electrode

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connectors, which is presently possessed by Licensor and which Licensor is free to disclose to Licensee, to the extent applicable to and needed by Licensee in order to enable Licensee to engage in the manufacture, use and/or sale of Licensed Products.

                               ARTICLE II - GRANTS

      2.1 Licensor hereby grants to Licensee, subject to the provisions of and during the term of this Agreement, a non-exclusive right, in the United States and worldwide, to use the Technical Information, as well as the inventions, if any, set forth in the Licensed Inventions(including any further patents issued as a result of the pending foreign patent applications included in the Licensed Inventions) in order to manufacture, have manufactured, use, sell, offer for sale and import Licensed Products. In order to assist Licensee, Licensor hereby gives permission for Licensee, during the term of this Agreement, to use Licensor's Tooling, if Licensee so desires, by contracting with the holder thereof to manufacture parts for Licensee; provided, however, that Licensor shall have no responsibility for the quality or sufficiency of any items made therefrom and makes no warranty of any nature with respect to such items, including that such items will be fit for any particular purpose; and, provided further, that if any repairs of, or replacements for, Licensor's Tooling are made by or on behalf of Licensee, such repairs and replacements shall become part of Licensor's Tooling.

      2.2 The licenses and other rights provided to Licensee under this Agreement are not transferable or (except as otherwise specifically provided herein) assignable, except as provided under Article IX of this Agreement. Licensee has no right to offer sublicenses hereunder to others, except to the limited extent that (a) such sublicensee manufactures Licensed Products solely for Licensee, (b) such sublicensee agrees to be bound by the provisions of
Article VII of this Agreement, and (c) Licensee assumes the full responsibility for any breach by such sublicensee of the provisions of such Article VII.

                             ARTICLE III - PAYMENTS

      3.1 In consideration of the rights granted hereunder, Licensee agrees to pay Licensor as follows:

          a.Four dollars and sixty nine cents ($4.69) for each multilead cable manufactured by or for Licensee which constitutes a Licensed Product.

          b.One and one-half cents ($0.015) for each eight connectors or separately packaged eight electrodes manufactured by or for Licensee or imported by Licensee which constitute a Licensed Product or which mate with the electrode interconnect within a multilead cable which constitutes a Licensed Product.

      3.2 In the event that the aggregate fees paid to Licensor under this Agreement are less than (a) $1,957 with respect to the 2000 calendar year, (b) $19,770 with respect to the 2001 calendar year, (c) $46,890 with respect to the 2002 calendar year, or (d) $98,465 with respect to the 2003 calendar year then, and in any such event, Licensor may give notice to Licensee that Licensor shall terminate Licensee's rights under this Agreement thirty (30) days after such notice is given unless Licensee remits to Licensor, within such thirty (30) day period, an amount equal to such deficiency. Such notice, if given by Licensor, shall be given with respect to any calendar year prior to March 31 of the next succeeding calendar year.

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                   ARTICLE IV - RECORDS, REPORTS AND PAYMENTS

      4.1 Licensee agrees to keep full, true and accurate records and books of account in sufficient detail to permit convenient calculations of the payments payable hereunder by Licensee. Licensee agrees to permit its books and records to be examined during normal business hours upon reasonable notice by Licensor, or on its behalf by an auditor, accountant or other agent appointed or employed by Licensor, to verify the accuracy of the reports provided for in this Article IV.

      4.2 Licensee agrees to report to Licensor, not later than thirty (30) calendar days following the last day of March, June, September and December in each calendar year during the term hereof, providing detailed information as to the Licensed Products manufactured by Licensee during the preceding calendar quarter.

      4.3 In the event of termination or expiration of this Agreement, Licensee, within thirty (30) calendar days after the date of such termination or expiration, shall furnish to Licensor a written statement setting forth detailed information as to the Licensed Products manufactured by Licensee since the end date of the most previous report submitted pursuant to Section 4.2 of this Agreement.

      4.4 Each report submitted under Sections 4.2 and 4.3 of this Agreement shall be accompanied by full payment of the royalty accrued with respect to the period covered by such report.

      4.5 In the event that Licensor conducts an audit or examination of Licensee's book and records to confirm the reports and royalties paid under this Agreement, the cost thereof shall be borne by Licensor unless accounting or payment errors aggregating five percent (5%) or more are found, in which case the cost of such audit shall be reimbursed to Licensor by Licensee within thirty
(30) days after Licensee is notified of the error and the cost of the audit or examination.

      4.6 All payments required to be paid hereunder, which are not paid when due, shall accrue interest thereon at the greater of (a) twelve percent (12%) per annum, or (b) the prime rate (as from time to time in effect) plus four percent (4%), but in no event greater than the maximum amount permitted by law.

                         ARTICLE V - TECHNOLOGY TRANSFER

      5.1 During the term of this Agreement, Licensor shall make available to Licensee, so far as reasonably possible and in a prompt manner, all Technical Information reasonably requested by Licensee from time to time.

      5.2 Licensor shall use reasonable care in communicating Technical Information to Licensee, but in no event shall Licensor incur any liability whatsoever for the inaccuracy or incompleteness of any Technical Information so long as Licensor shall have acted in good faith.

              ARTICLE VI - COMPENSATION, TERMINATION, BANKRUPTCY

      6.1 If Licensee shall fail or refuse to timely submit any scheduled reports or to timely make any payments due to Licensor hereunder, or refuse to comply with any other provisions of this Agreement, and if any such failure or refusal shall continue unremedied for ten (10) business days after notice thereof is given to Licensee, then Licensor, after the expiration of said ten
(10) business days and for so long as such default shall continue unremedied, may elect at its option to immediately terminate this Agreement by providing notice thereof to Licensee.

      6.2 Licensee shall have an affirmative obligation to provide notice to Licensor one hundred thirty (130) days prior to any contemplated or anticipated filing of any bankruptcy proceeding by or against Licensee, the use by Licensee

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of any bankruptcy laws or proceedings to shield itself from financial obligations, receivership or trusteeship of Licensee or its property, or execution by Licensee of an assignment for the benefit of creditors. In response to such notice, Licensor, in its sole discretion, by notice to Licensee, may terminate this Agreement. If Licensee fails in its duty to provide notice as provided in this Section 6.2, this Agreement will be deemed to have been terminated effective as of the date that such notice was due, unless such termination is waived by notice of Licensor.

      6.3 Unless sooner terminated by Licensor as permitted or provided in this Agreement, this Agreement shall continue in force until December 31, 2003 ("Initial Term"), with the right of Licensee to renew this Agreement for an additional two (2) year period under the terms hereof; provided, however, that
(a) notice of renewal is delivered to Licensor at least six (6) months prior to the end of the Initial Term, and (b) the parties in good faith and based upon the number of Licensed Products previously manufactured under this Agreement, agree to the minimum royalty due during such additional two (2) year period.

      6.4 Termination of this Agreement, however effected, shall not affect any rights accrued prior thereto or obligations incurred prior thereto and shall not affect Licensee's obligations under Article VII.

               ARTICLE VII - PROTECTION OF DATA AND INFORMATION

      7.1 The Technical Information and all other information furnished by or on behalf of Licensor to Licensee is intended for the sole use of Licensee. Licensee has taken, and will continue to take reasonable steps to assure that all such information, whether in written, printed, oral or other form, shall not be disclosed to third parties or used for their benefit, except insofar as such information (a) is necessarily disclosed solely by its use in the manufacture or sale of Licensed Products, (b) is made publicly available by Licensor, (c) is established to be in the public domain, other than as a consequence of a breach of Licensee of its obligations to Licensor, or (d) was in the lawful possession of Licensee prior to its receipt from Licensor.

      7.2 Promptly upon the termination of this Agreement for any reason, all written documentation containing or based upon Technical Information, which is within the possession or control of Licensee, will be returned to Licensor or destroyed by Licensee (in which event an appropriate certificate of destruction is to be promptly delivered to Licensor).

      7.3 Licensee acknowledges that the Technical Information has been developed by Licensor with substantial effort and at substantial cost and, therefore, has value to Licensor; and that breach of any of the provisions of this Article VII could cause Licensor irreparable injury for which no adequate remedy at law exists. Accordingly, Licensor shall have the right, in addition to any other rights it may have (in law or in equity) and by executing this Agreement Licensee hereby consents, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Licensee from any violation of this Article VII. Licensee further agree to waive, and to use its best efforts to cause its directors, officers, employees, agents and affiliates to waive, any requirement for the securing or posting of any bond in connection with such remedy.

                        ARTICLE VIII - PRODUCT LIABILITY

      Licensee agrees that it assumes total product liability, and liability for patent infringement in the manufacture, sale, offer for sale, import and use of all Licensed Products covered by this Agreement. Licensee agrees to indemnify and save harmless Licensor from every claim, demand, expense and cost, including attorneys' fees which may arise by reason of the manufacture, sale, offer for

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sale, import or use of said Licensed Products under this Agreement and any injury or damage of any kind or nature to any person or property claimed to have been caused by or resulting from or arising out of a defect in design, workmanship or material of said Licensed Products covered by this Agreement.

                             ARTICLE IX - ASSIGNMENT

      This Agreement may be assigned by Licensee, after notice of such assignment is given to Licensor, as part of a sale of the entire business of Licensee to which this Agreement relates, subject to the conditions that such assignee shall have, by a writing delivered to Licensor, (a) expressly assumed all of the obligations and liabilities of Licensee under this Agreement, including all such obligations and liabilities which arose before the date of such writing, and (b) agreed to be bound by all of the terms and conditions of this Agreement. .

                           ARTICLE X - PATENT MARKINGS

      Licensee agrees to mark each Licensed Product in a manner to be reasonably designated by Licensor with the number of any U.S. patent licensed hereunder which covers such Licensed Product, effective no later than 180 days from the execution of this agreement.

                           ARTICLE XI - MISCELLANEOUS

      11.1 Neither party shall be obligated to disclose any proprietary information of a third party without the consent of such third party, nor any information the furnishing of which would require the payment of consideration to a third party other than an employee of the party furnishing such information.

      11.2 Licensor makes no warranty or representation, express or implied, that the manufacture, use or sale of Licensed Products in accordance with the licenses granted herein is free from infringement of patents of third parties, although Licensor has no present knowledge of any such infringement.

      11.3 If any clause or part of this Agreement should be found to be invalid for any reason, such shall not affect the effectiveness of the other clauses or parts hereof.

      11.4 Performance of the terms and conditions of this Agreement by either party is excused whenever such performance is prevented by riot, fire, war, insurrection, the elements, acts of God or the public enemy, compliance with any laws, regulation or other governmental order or other causes beyond the control of the parties; provided, however, that the failure to timely make any payments required hereunder shall not be excused for any reason.

      11.5 Any notice required hereunder shall be in writing, shall be sent to the address of the party as set forth in this Agreement and shall be deemed to been properly given upon the earlier of (a) actual receipt, (b) two (2) business days after being deposited with a bona fide reputable delivery service for delivery on the next business day, and (c) five (5) business days after sent by properly addressed certified U.S. mail. Either party may change its address for notices, but such change shall not be effective until actual receipt.

      11.6 The law of the State of California shall govern this Agreement as to all matters, including, specifically but not exclusively, matters of interpretation, performance and remedies, insofar as such law is existent or applicable and can or will be applied in the jurisdiction in which either party may seek an adjudication of any such matter.

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      11.7 This Agreement constitutes the entire understanding between the parties and conclusively supersedes all prior writings and negotiations between them. This Agreement shall not be modified unless modification is in writing and signed by both parties.

      11.8 In the event of any controversy or dispute arising out of, or in connection with, this Agreement, including its interpretation, performance or termination, the parties first shall endeavor in good faith to work out their differences. If the parties, despite their good faith, are unable to resolve their differences within thirty (30) days after written notice by one party to the other of such controversy or dispute, then such controversy or dispute, at the request of either party, shall be settled by arbitration in accordance with the then prevailing rules of the American Arbitration Association (the "AAA"), as modified by this paragraph; provided, however, that the provisions of this paragraph shall not prevent either party from applying to a court of appropriate jurisdiction for a temporary or permanent restraining order if the subject matter of such controversy or dispute is of the nature which permits immediate equitable relief. Arbitration shall take place in California before a single arbitrator, who shall apply California law and who shall be directed to render a final determination within one (1) year from the date that the AAA is first notified that the parties desire to arbitrate. The determination of the arbitrator, if in accordance with the rules of the AAA, shall be binding on the parties and shall be enforceable in any court of competent jurisdiction. It is the intention of the parties that the prevailing party, in any ARBITRATION OR LITIGATION proceedings CONTEMPLATED BY THIS SECTION 11.8, shall have all of its costs, including legal expenses, incurred in the proceedings paid for by the non-prevailing party."

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CARDIO DYNAMICS INTERNATIONAL CORPORATION       BIOFIELD CORP.


By:  /s/ D. HEPP           10/16/00        By:  /s/ JOHN D. STEPHENS   10/16/00
     --------------------------------           --------------------------------

         CHIEF TECHNOLOGY OFFICER                    CHIEF OPERATING OFFICER
     --------------------------------           --------------------------------
                  (Title)                                    (Title)

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